Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213964 on Form S-3 and Registration Statement Nos. 333-207744, 333-218767 and 333-225498 on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements of Collegium Pharmaceutical, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Collegium Pharmaceutical Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2019